Exhibit (p) 1.83

Global Code of Conduct

November 2008

Global Code of Conduct

TAB 01. Introduction

I. Message from the Chief Executive Officer

II. Introduction to the Code of Conduct

TAB 02. Using this code of conduct

I. Certification

II. Restriction on Use

III. Ethics Hotline

TAB 03. Confidential information and privacy

I. Overview of Confidential Information and Privacy

II. Confidential Information

III. Nondisclosure Agreements

TAB 04. Public statements by Russell associates

I. Public Statements by Russell Associates - Overview

II. Public Statements - Confidential Information

III. Public Statements - Rumors About Russell

IV. Public Statements - Client Relationships

V. Public Statements - Money Managers

VI. Public Statements - Business Unit Operations

TAB 05. Anti-bribery policy (Foreign Corrupt Practices Act Guidelines)

I. Anti-Bribery Policy

TAB 06. Managing potential conflicts of interest

I. Managing Potential Conflicts of Interest - Overview

II. Managing Personal Conflicts

III. Managing Company Conflicts

IV. General Procedures for Managing Potential Conflicts of Interest

V. Specific Policies for Managing Potential Conflicts of Interest

VI. Additional Information

TAB 07. Use of computer resources and information assets

I. Overall Corporate Policy

II. Specific Guidelines and Standards

TAB 08. Sanctions

I. Sanctions

TAB 09. Appendix A: Australia Code of Ethics - November 2008 - NOT INCLUDED

TAB 10. Appendix B: Canada Code of Ethics - November 2008 - NOT INCLUDED

TAB 11. Appendix C: EMEA Code of Ethics - November 2008 - NOT INCLUDED

TAB 12. Appendix D: Japan Code of Ethics - November 2008 - NOT INCLUDED

TAB 13. Appendix E: New Zealand Code of Ethics - November 2008 - NOT INCLUDED

TAB 14. Appendix F: Singapore Code of Ethics - November 2008 - NOT INCLUDED

TAB 15. Appendix G: United States Code of Ethics - November 2008

A message from the Chief Executive Officer

Dear Russell Associates,

I’m excited to present to you the first truly global Code of Ethics for Russell Investments Associates. Our global compliance team has taken the most important and relevant aspects of the numerous codes that each of our offices have previously followed, and has combined them into one new document, which includes a common Code of Conduct for all associates, as well as Codes of Ethics which cover rules and issues specific to each Russell office.

As you know, one of our core values is “We behave with non-negotiable integrity,” and as part of our commitment to living out this value, I believe it is important for each of us to renew our understanding of this Code each year.

When it comes to conducting business, Russell has always sought to avoid even the appearance of impropriety, and this new code is the first of several steps that will be implemented during the coming year to make personal trade pre-clearance and other reporting requirements more globally standardized. These will include approval for your personal securities trades, and the reporting of gifts, outside business affiliations and private securities transactions. It is critical that you read the Code of Conduct and your office’s Code of Ethics and familiarize yourself with how these changes affect you.

Thank you for taking the time to help ensure the company’s future success by reviewing this very important document. Your personal reputation depends on your following the standards written in this document.

Sincerely,

/s/ John Schlifske
John Schlifske
President and CEO
Russell Investments

TAB 1. Introduction

II. Code of Conduct

The Code of Conduct (the “Code”) is designed to reinforce the reputation of Russell Investments (“Russell” or “the Company”) and its subsidiaries for integrity by avoiding even the appearance of impropriety in the conduct of our business. Russell’s reputation is both highly valued and valuable, and the maintenance of this reputation is critical to Russell’s continued success. All Russell Associates must protect Russell’s reputation by conducting business according to the highest ethical standards.

These policies and guidelines have been approved by Russell’s Board of Directors and are applicable to all officers and Associates of Russell, not only as they conduct the business of the Company, but as they conduct the business of the Company’s affiliates and subsidiaries as well. We have developed this Code to promote the highest standards of behavior, and to ensure compliance with applicable regulation and best practices in each global office. Associates in Russell’s Global Offices are subject to written standards broadly consistent with this Code. This Code of Conduct can also be accessed on RussellWeb at http://tac-sharepoint/sites/CorpCompliance/COE/default.aspx.

Ethical Behavior Means:

•   Doing the right thing.

•   Putting the client’s needs ahead of our own.

•   Avoiding situations that might appear questionable to our clients, our regulators and the general public.

Each Associate must adhere to the requirements of the Code – doing so is a fundamental part of each Associate’s job and may be a condition of employment. All Associates are expected not only to act with the highest standards of personal and professional honesty and integrity and to comply with all applicable government laws, rules and regulations in all matters related to the affairs of Russell and its subsidiaries and affiliates (as outlined in each global office’s Code of Ethics appendix), but also to promote lawful, honest and ethical conduct in all aspects of the Company’s business. Each Associate must read, understand and agree to comply with the Code of Conduct and the Code of Ethics specific to his/her global office, and must certify to doing so at the time of hiring and at least annually thereafter.

In addition, many Associates will be subject to policies, procedures or other codes of conduct specific to the business units in which they work. It is the responsibility of each Associate to understand those business-specific requirements. Associates unsure of whether business-specific requirements may apply should ask their supervisors. If you have questions about how the Code applies to you, consult the Chief Compliance Officer or Head of Compliance responsible for your business unit first, or you may contact Enterprise Compliance Management at 253-439-4860. A list of Business Unit Chief Compliance Officers and Compliance Heads is available in the Code of Ethics appendix specific to your location.

Violation of this Code or of any business-specific requirement applicable to an Associate may lead to disciplinary action, including termination of employment (see Tab 8 - Sanctions.)

TAB 2. Using this Code of Conduct

I. Certification

This Code applies to all Russell Associates, wherever they are located. For purposes of this Code, “Associates” include:

New Associates: New Associates are required to certify to reading, and agreeing to comply with the Code, and, where applicable, to provide information to their appropriate Compliance Department concerning their personal securities accounts and outside business affiliations as required within the appropriate appendices to this Code.

Interns: College students interning with any Russell business unit are required to certify to reading and understanding the Code, and to provide information to their appropriate Compliance Department concerning any personal securities accounts and outside business affiliations in which they participate as required within the appropriate appendices to this Code.

Temporary and Contract Associates: Temporary and contract associates with terms expected to exceed three months are required to certify to reading and understanding the Code (except where jurisdictions require a shorter expected term) and to provide information to their appropriate Compliance Department concerning any personal securities accounts and outside business affiliations in which they participate as required within the appropriate appendices to this Code.

We value Integrity, in an environment of mutual trust and respect, including fairness, teamwork, tolerance, family and community, in our process of providing added value to our clients.

The appropriate compliance department will distribute, at least once per year, a current copy of the Code and the appropriate Code of Ethics appendix. All Associates and Interns are required to certify to:

•      having read the current Code;

•      having read the appropriate Code of Ethics appendix; and,

•      understanding the provisions within the documents and agreeing to abide by their requirements.

TAB 2. Using this Code of Conduct

II. Restriction on Use

The Code is intended for the use of Associates in connection with their job-related duties. Copies of this Code may be requested by an outside person or entity. Such requests should be referred to the appropriate Compliance Department. All copies of this Code provided to any outside person or entity must be provided in read-only format.

TAB 2. Using this Code of Conduct

III. Ethics Hotline

To support its commitment to integrity, Russell has a confidential Ethics Hotline for Associates to report auditing matters, and suspected instances of unethical or illegal conduct or violations of Russell policy on the part of another Associate, contractor or vendor. The Hotline is available 24 hours a day, every day (including holidays) by calling one of the numbers listed below. Every effort is made to ensure confidentiality while still allowing matters to be properly investigated and resolved.

Russell and Pantheon Associates located in the US, and Canada, toll-free:

•	800-932-5378

EMEA: toll-free following a two step process:

First, dial the AT&T toll-free access code appropriate to the country calling from:

•	UK: 0-800-89-0011

•	Netherlands: 0-800-022-9111

•	France: 0-800-99-0011

•	Switzerland: 0-800-89-0011

•	South Africa: 0-800-99-0123 Second, once connected to AT&T, dial 866-455-1608

Japan: toll-free by dialing one of the following numbers:

•	00531-11-2754

•	0066-33-801232

•	0044-22-112623

•	0034-800-900105

All Other Russell and Pantheon Offices: toll-free following a two step process:

First, dial the AT&T toll-free access code appropriate to the country you are calling from:

•	Australia: 1-800-881-011; 1-800-551-155

•	Singapore: 1-800-011-1111

•	New Zealand: 000-911

•	Korea: 00-729-11; 00-309-11 Second, once connected to AT&T, dial 1-800-932-5378

The hotline is answered by an outside agency which documents and relays reported matters to a central administrator in Tacoma for further investigation. The administrator coordinates and oversees investigation and follow-up and, if required, appropriate corrective action.

Calls may be made on an anonymous basis if desired. Each caller (outside of EMEA) is assigned a case number by the outside agency, which the caller may use to call back and receive a status report on his or her call.

Every effort is made to ensure confidentiality while still allowing matters to be properly investigated and resolved. No associate’s reputation will be put at risk solely by raising concerns. Russell policy strictly prohibits retaliation against an associate who calls the hotline to raise concerns or who participates in the investigation of a complaint.

Questions regarding the Ethics Hotline can be directed to Russell’s Ethics Officer, Greg Lyons, at 253-439-2406 or glyons@russell.com.

TAB 3. Confidential Information & Privacy

I. Overview of Confidentiality Information and Privacy

Russell requires that all Associates protect the privacy of clients and customers by maintaining the confidentiality of all client and customer information which is not publicly available that may come into their possession. Russell also requires that Associates maintain the confidentiality of internal Russell corporate and other proprietary information. These requirements arise largely from the following sources:

•   Sound business practice;

•   Duty as agent for the client or customer;

•   Specific confidentiality agreements with clients, customers and other third parties into which Russell may enter from time to time;

•   Specific agreements executed between Associates and Russell, which may be a condition of employment; and

•   Privacy provisions required by laws and regulations.

•   In addition to the above, all Associates must not use material, non-public information and information about client and fund holdings and trading activity, however obtained, in connection with insider trading or front running activities.

What Would YOU Do?

Q. Recently, your job has involved talking with a prospective client. One evening, while enjoying dinner with your wife and a few of her friends, you discover that one of the friends works for this prospective client. Since you have this in common, is it okay to mention your conversations to her?

A. No, never share conversations with clients with anyone other than those at work who “have a need to know.” You have a duty to the prospective client to keep any information that you’ve shared confidential; even the fact that you have spoken with the prospect is not to be shared.

TAB 3. Confidential Information & Privacy

II. Confidential Information

Unless information communicated to Russell Associates is clearly in the public domain, it shall be treated as Confidential Information. Such information must be kept confidential until a member of the Management Committee has determined that disclosure is permissible. Terminated Associates may not take with them, or otherwise disclose confidential client or other proprietary information. Questions concerning whether disclosure is permissible should be referred to the Legal Department.

The following requirements apply:

•

Associates may not discuss with persons outside Russell (including, but not limited to, the public, clients, suppliers, friends and family – including spouse, significant other, children and parents) any confidential or proprietary information concerning Russell’s:

•	Business strategies;

•	Product design or development plans;

•	Product distribution plans, and the identity and nature of its arrangements with potential business partners;

•	Confidential fund/client information such as holdings, strategies or trading information, or any information for which a client requires confidentiality;

•	Financial results; and

•	Legal posture, strategies or proceedings.

•

As a general rule, the dissemination of such information internally within Russell should be restricted only to those who have a “need to know” in order to facilitate a particular task or strategic project.

Associates must:

•	Comply with the measures to protect Confidential Information as defined in this Code;

•	Adhere to the terms of any agreements entered into requiring that information be kept confidential;

•	Comply with the terms of any Nondisclosure Agreement (described below) required to be signed by all Associates;

•	Comply with any business unit specific policies and procedures adopted with respect to such information; and

•

Adhere to the Information Security Guidelines for Russell Investments Associates (“Guidelines”) and the Russell Information Systems Security Policy and Standards (“Standards”) available on Russell’s Intranet site (RussellWeb) under “At Your Service - Security Services.”

TAB 3. Confidential Information & Privacy

III. Nondisclosure Agreements

Associates may be required to sign a Nondisclosure Agreement at the time they are hired. The agreement requires that the Associate:

•	Not disclose to anyone outside Russell, for any purposes other than the discharge of work-related duties, any confidential or proprietary Russell information; and

•	Not disclose any such confidential or proprietary information to anyone inside Russell except on a “need to know” basis.

Associates with questions about what constitutes confidential or proprietary information, or to whom such information may be disclosed inside or outside Russell should contact their Legal or Compliance Department.

TAB 4. Public Statements by Russell Associates

I. Public Statements by Russell Associates - Overview

From time to time, Associates are asked to comment publicly on matters pertaining to the investment industry, financial market activity and other issues involving fact, opinion and policy matters. Associates should adhere to the following guidelines and be familiar with provisions set forth in the Employee Nondisclosure Agreement between an Associate and Russell. If the following guidelines are not sufficient to address specific requests for information, Associates should refer the inquiry to one of the following associates, depending upon location:

•	US (including Pantheon US): either Russell’s Director of Corporate Communications (or his/her designee in Corporate Communications) or Russell’s Chief Legal Officer

•	EMEA: Head of Compliance

•	Tokyo: Compliance Officer in Japan’s Legal Department

•	Australasia (including Singapore, New Zealand and Korea): Director, Marketing and Communications or Director, Legal and Compliance

•	Canada: Managing Director, Head of Marketing

In cases where there may appear to be a conflict between the following requirements and a fiduciary, contractual or other obligation to a particular Russell client, Associates should contact an attorney in the appropriate global office’s Legal Department directly before speaking with the client.

Violations of the Policy may result in disciplinary action, including the possibility of termination of employment for cause. (See Tab 8 of the Code of Conduct - Sanctions)

Several Russell Associates are designated and formally trained to serve Russell as spokespersons in media interviews. Incoming calls or emails from media reporters generally should be forwarded to the designated associate as listed above or provided in your country’s Code of Ethics appendix, or to newsroom@russell.com, to determine an appropriate, coordinated response. Due to the nature of such interviews, particularly live television, these Associates respond to questions in a format that does not allow them time to obtain authorization for approval to make public statements on the given topic. Their training as media spokespersons, though, includes practice on adhering to the statements outlined below.

A member of Russell’s Executive or Management Committee may disseminate or may authorize an Associate’s immediate dissemination of such information; however, consultation with one of the Associates outlined in your office’s Code of Ethics appendix would be encouraged.

Because many Russell associates are involved in volunteer or other capacities that may garner media attention, when the subject of a media call is not directly related to Russell, the associate is also encouraged to obtain guidance.

* Members of these committees may appoint other persons to provide such authorizations; consult your office’s Code of Ethics appendix for a list of such appointees.

TAB 4. Public Statements by Russell Associates

II. Public Statements – Confidential Information

Unless authorized by Russell’s Director of Corporate Communications (or his/her designee)*, Associates may not discuss with persons outside Russell, including especially members of the media, any proprietary information concerning Russell.

When asked for a public statement about confidential information, Associates should respond with the following:

“It is Russell’s policy not to discuss proprietary information with the public until it is deemed appropriate to do so.”

*	Other associates may be appointed to provide such authorizations; consult your office’s Code of Ethics appendix for a list of such appointees.

TAB 4. Public Statements by Russell Associates

III. Public Statements – Rumors about Russell

If an Associate is asked to comment on a rumor concerning Russell, unless authorized by the Director of Corporate Communications (or his/her designee)*, the response in all cases will be the following:

“We do not respond to or comment on unsubstantiated rumors or speculation, whether they involve Russell or any other parties.”

*	Other associates may be appointed to provide such authorizations; consult your office’s Code of Ethics appendix for a list of such appointees.

TAB 4. Public Statements by Russell Associates

IV. Public Statements – Client Relationships

If an Associate is asked to comment on a specific client relationship, unless authorized by the Director of Corporate Communications (or his/her designee*), the response in all cases will be the following:

“Russell does not comment on strategic information involving any client. We reserve this for the client.”

*	Other associates may be appointed to provide such authorizations; consult your office’s Code of Ethics appendix for a list of such appointees

TAB 4. Public Statements by Russell Associates

V. Public Statements – Money Managers

Since Investment Management and Research (“IM&R”) is responsible for maintaining information concerning money managers, all public statements on money managers researched by Russell are the responsibility of IM&R. In the event that a member of the public (other than a client having an investment advisory relationship with Russell) is soliciting information concerning a specific event relating to a money manager, until such time as IM&R has issued a statement for public consumption concerning the event, the response in all cases will be the following:

“Russell does not publicly discuss strategic information on specific investment managers and their firms.”

Unless authorized to do so by IM&R**, Associates may not make statements about the details of money manager termination decisions. If asked to comment on a money manager termination, the response in all cases will be the following:

“As a matter of company policy, Russell does not publicly name or discuss a manager when a particular assignment awarded to that manager is reassigned to another manager or managers.”

**	Refer to your office’s Code of Ethics appendix for a list of Associates in IM&R who may provide such authorization.

TAB 4. Public Statements by Russell Associates

VI. Public Statements – Business Unit Operations

Russell’s business units are responsible for maintaining proprietary and sensitive information concerning that particular unit. Disclosure of proprietary and sensitive information to the public pertaining to business operations will be made by authorized Associates when the business unit has formulated a formal public comment. The business unit is encouraged to devise such statements in consultation with the Director of Communications (or his or her designee)* and/or an attorney in the appropriate global office’s Legal Department. A member of Russell’s Management Committee* may disseminate or may authorize an Associate’s immediate dissemination of such information, though consultation with Corporate Communications and/or Legal would be encouraged.

*	Other associates may be appointed to provide such authorizations; consult your office’s Code of Ethics appendix for a list of such appointees.

TAB 5. Anti-Bribery Policy (Foreign Corrupt Practices Act Guidelines)

I. Anti-Bribery Policy

Russell’s Associates are strictly prohibited from bribing public officials. All of Russell’s offices are located in countries which have adopted the Organization for Economic Co-operation and Development (“OECD”) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions. The U.S. Foreign Corrupt Practices Act, as amended (“FCPA”), and laws in countries in which Russell operates (see your office’s Code of Ethics appendix for details), prohibit making any payment directly or indirectly, or any offer, authorization or promise to pay, anything of value (whether cash or otherwise) to government officials, political parties or candidates for public office for the purpose of improperly influencing their actions in order to obtain or retain business or to secure any other improper advantage.

Associates should exercise special care when extending even common business courtesies to officials at any level of government. Other than token courtesies, Associates should not give gifts or entertain foreign government officials. Questions regarding gifts to or entertainment of foreign government officials may be directed to Patricia Akiyama at 253-439-2401, in the US, or for situations outside of the US, to your local Legal or Compliance department.

Associates and business units are required to maintain accurate records of all financial transactions, including payments of commissions, consulting fees, service fees, facilitating payments and gratuities.

Associates who become aware of apparent or potential violations, including improper recording of transactions, or who have questions concerning the requirements of this policy, should immediately notify their local Compliance Department, in the first instance, or the FCPA Compliance Coordinator, Dave Griswold at 253-439 5381 or e-mail: dgriswold@russell.com.

TAB 6. Managing Potential Conflict of Interest

I. Overview

Russell operates in multiple lines of business in many countries and offers a variety of products and services to a diverse and complex client base. In many instances, Russell may act in a number of different capacities. As a result of this complexity, Russell and its Associates face potential conflicts of interest. For example, potential conflicts may arise if Russell offers a product or service to a client for which Russell also acts in a fiduciary capacity (i.e., as manager or adviser) or if Russell’s corporate interests were to be adverse to those of its clients. In addition, conflicts may arise if an Associate’s personal interest interferes with the interests of Russell or its clients. It is important to note that potential conflicts of interest often arise in the ordinary course of business. Russell’s policies are focused on the identification and management of these potential conflicts. In some cases, potential conflicts may be managed with internal Russell firewalls; in other cases the preferred course of action is transparency through disclosure. In still other cases, the existence of a potential conflict may require that, following disclosure, one party or the other must provide written consent. Finally, in some cases, conflicts cannot be managed and must be avoided outright. In no case should incentives be created that would cause Russell or any of its Associates to be influenced by a conflict of interest or to fail to properly identify and manage a potential conflict of interest.

Conflicts that are not appropriately managed may harm clients. Even the appearance of a potential conflict that has not been appropriately managed may severely damage Russell’s reputation. In order to maintain the trust and confidence of its clients, the following principles, policies and procedures should be followed by Associates to manage potential conflicts of interest. Each Associate must be able to identify potential conflicts, and in particular those potential conflicts which the Associate may encounter in the regular course of the Associate’s duties. Many of those potential conflicts and the appropriate manner in which they should be resolved are described below. However, it is impossible to recount all potential conflicts which Russell or an Associate may face. Consequently, if an Associate believes a potential conflict exists or is likely to arise that is not already covered under this policy, the Associate must report the potential conflict to his or her Management Committee Member, to Business Unit Compliance, the appropriate Compliance Department, Enterprise Compliance Management or to your jurisdiction’s Legal Department. Refer to your office’s Code of Ethics appendix for additional requirements that may apply in your local jurisdiction.

TAB 6. Managing Potential Conflict of Interest

II. Managing Personal Conflicts

Associates must avoid situations in which their personal interests conflict with the interests of Russell or its clients:

•	Personal influence or personal relationships may not be used improperly in a manner in which an Associate would benefit personally to the detriment of Russell or Russell’s clients.

•

Associates should avoid any situation which might compromise their objectivity or otherwise impair their ability to exercise independence of judgment with respect to business in which they are involved on behalf of Russell or any Russell client.

•

Associates may not divert directly or indirectly for personal benefit any investment or other business opportunities which come to his or her attention in the course of his or her duties at Russell without the written approval or the Associate’s Management Committee member.

•

An Associate who is aware of the potential for a conflict with Russell’s interests must report such potential to his or her Management Committee Member, to his or her country’s Legal or Compliance Department, or in the US, to the Enterprise Compliance Management Department.

Procedures that have been implemented to prevent personal conflicts of interest include:

•

Upon date of hire, and annually thereafter, all Associates are required to read this Code of Conduct and the Code of Ethics appendices specific to their offices, and to attest to their understanding of and agreement to comply with the provisions of both.

•	Associates who are uncertain about the application of these principles, policies and procedures should discuss the particular circumstances with the Associates listed under Section VI of this Tab.

•	Each member of Russell’s Management Committee is responsible for:

•	Enforcing these policies and procedures; and

•	Reviewing the continued suitability of these policies and procedures and recommending revisions as appropriate.

•	If the need arises, Tab 2 – Using This Code of Conduct provides Associates with multiple avenues to address unresolved issues, including those pertaining to potential conflicts of interest.

TAB 6. Managing Potential Conflict of Interest

III. Managing Company Conflicts

Russell, as a general rule, does not enter into material transactions with its own directors or employees or with enterprises in which they have material personal interests or interlocking relationships. However, where it is determined that it is in Russell’s best interest to make an exception to this general rule, and no Russell client would be adversely affected, the material personal interest or interlocking relationship shall be disclosed to Russell’s Board of Directors, and to the board of directors of the relevant Russell subsidiary, with full knowledge of the transaction’s terms and the interests involved, and with any interested director not voting, who must approve the transaction as reasonable and fair to the interests of Russell and not adverse to the interest of Russell clients.

Although not typically presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationships between Russell’s investment funds and the investment advisor or other corporate entities within Russell Investments that provide services to those funds. In such cases, there may be certain employees who function as officers of, or in a management capacity for, both the funds and the other Russell corporate entities that provide services to the funds.

This Code recognizes that all such persons will, in the normal course of their duties, establish policies and implement decisions that may have a different effect on the funds than on other Russell corporate entities that are parties to contractual relationships with those funds. The participation of Associates in such activities is inherent in these contractual relationships and is consistent with the performance of any duties they may have as officers of, or serving in a management capacity for, those funds. If performed in conformity with the provisions of the Investment Company Act of 1940 and the Investment Advisers Act of 1940 (in the US), or other local legal or regulatory requirements (outside the US), such activities will be deemed to have been handled appropriately.

Examples of unacceptable activities that could, if permitted, create a potential conflict of interest include, but are not limited to the following:

•

Favoring investment managers who purchase Russell or Russell affiliates’ products or services including, but not limited to, Russell Index Products and Russell Implementation Services’ institutional trading services;

•	Recommending a Russell or Russell affiliate’s investment product or service that may not be appropriate for the client;

•	Revealing confidential client information to facilitate the sale of other Russell or Russell affiliates’ products or services;

•	Inequitable communicating of changes in rankings of investment managers or other fund information; and

•	Compensating manager research analysts or consulting staff in a manner that could compromise their objectivity.

TAB 6. Managing Potential Conflict of Interest

IV. General Procedures for Managing Potential Conflict of Interest

To ensure that potential conflicts are managed properly, Russell has implemented policies and procedures, including, but not limited to, the following:

•	Requiring that its employees maintain high ethical standards;

•

Documenting, circulating, educating, and requiring employees to acknowledge adherence to this Code of Conduct and the appropriate Code of Ethics appendix, and as required, other written policies and procedures;

•	Implementing compensation policies and practices that align the interests of Russell’s Associates with those of its clients;

•	Maintaining appropriate firewalls among the Company’s business units to ensure that confidential client information is secure;

•

Consulting staff may periodically provide a client with general information about other Russell products or services that are appropriate to that client’s needs. Consulting staff may not, however, recommend other Russell affiliates’ products or services to consulting clients. Consulting clients who are interested in these other products and services should be referred by consulting staff to the appropriate business unit for further information;

•	Maintaining confidential, non-public client/fund information with a duty of care and with the best interests of the client/fund being the paramount consideration; and,

•

Requiring Associates to report, and in some cases, pre-approve items given or received which are subject to Russell’s various Gifts and Entertainment Policies (see the Gifts and Entertainment section in your office’s Code of Ethics appendix).

TAB 6. Managing Potential Conflict of Interest

V. Specific Policies for Managing Potential Conflicts of Interest

•

Investment managers may not be charged fees, or be required to purchase any Russell or Russell affiliates’ products or services, in order to be included in Russell’s manager research database. The sole criterion for inclusion in Russell manager research activities is whether the manager has investment products that Russell’s manager research analysts believe are likely to achieve above-benchmark returns.

•

New manager ranks, rank changes, and other manager evaluations are to be communicated as soon as practical to Russell’s advisory clients. Prior to communication of changes in manager rankings, deliberations and discussions about a particular manager remain confidential. Russell complies with applicable requirements to ensure equitable distribution of material information to internal and external clients.

•

Firewalls are to be maintained between manager research activities and Russell’s other business units, such that analysts in manager research do not have access to data that shows the extent to which investment managers have business relationships with other Russell business units.

•

Client relationships that are spread across several business units may be managed by a designated “relationship manager” or “primary contact,” whose duties include designating the Associates who are entitled to receive confidential client information in order to best serve the interests of that client, and ensuring that potential conflicts of interest are managed properly.

Russell maintains a focus on “improving financial security for people.” As a part of this focus, Russell’s practices are intended to put client and beneficiary interest first. We believe that our culture, business model and investments in controls and compliance infrastructures all help Russell stay aligned with client interests. As potential conflicts arise, each is considered in this context.

What Would You Do?

Q.	While eating lunch in the company cafeteria, you overhear the Associate next to you discussing that a money manager associated with a fund with which you work is to be terminated. Since you work on the fund, is it okay to announce to your working group that the manager is to be replaced?

A.	No. Money manager terminations are confidential until announced. You may not share the information until the appropriate investment associate has disclosed the information.

TAB 6. Managing Potential Conflict of Interest

VI. Additional Information

For US associates, additional questions may be directed to Enterprise Compliance Management through the Compliance Line at 253-439-4860. If you are outside the US, call the appropriate Compliance contact specific to your office as outlined in your office’s Code of Ethics appendix.

TAB 7. Use of Computer Resources and Information Assets

I. Overall Corporate Policy

Information asset usage is governed by corporate policies and procedures that delineate the terms and conditions for the usage of Russell’s information assets, computer resources, and telecommunication systems—both voice and data.

TAB 7. Use of Computer Resources and Information Assets

II. Specific Guidelines and Standards

The Information Security Guidelines for Russell Investments Associates (“Guidelines”) and the Russell Information Systems Security Policy and Standards (“Standards”) – upon which the Guidelines are based – set forth specific instructions and requirements for the use of computing resources and information assets. Russell’s global offices may have equivalent laws and policies that Associates in those offices are required to comply with. Refer to your country’s appendix for details about local policies which apply to you. All Associates must act in compliance with these instructions and requirements.

The requirements are specifically set forth in the usage agreement that all permanent employees and contractors may be required to sign upon commencing employment. The aforementioned guidelines and standards regarding computing security, and the use of resources and information assets can be found on the Russell Intranet site (RussellWeb) under “At Your Service”…“Security Services.” All permanent Associates and contractors are required to read and ensure that they fully understand the content and intent of the Guidelines and Standards.

TAB 8. Sanctions

I. Policy

Any violation of the rules and requirements set forth in the Code may result in the imposition of such sanctions as Russell’s Chief Legal Officer and senior management, as applicable, may deem appropriate under the circumstances. These sanctions may include, but are not limited to:

•	Removal or suspension from office;

•	Letter of censure;

•	Probation;

•	Suspension of privileges;

•	Restitution to the appropriate member of Russell or client of Russell, as management deems appropriate;

•	Fines; and/or

•	Termination of employment for cause.

Certain global offices may enforce more specific sanctions. The Code of Ethics specific to your location should also be consulted.

APPENDIX G: United States Code of Ethics

November 2008

APPENDIX G: United States Code of Ethics –

November 2008

U.S. Associate Checklist

TAB 01. Privacy and Data Security Regulations

TAB 02. Insider Trading and Front Running

I.	Overview

II.	Restrictions

III.	Russell Index Restrictions

IV.	Watch List

V.	Confidential Information Relating to an Engagement or Proposed Transaction

TAB 03. Personal Securities Accounts and Transaction Reporting

I.	Personal Securities Accounts and Transaction Reporting General Policy

II.	New Associates

III.	Establishing a New Personal Securities Account

IV.	Security Transaction Requirements and Restrictions

V.	Trading of Affiliated Mutual Funds

VI.	Discretionary Accounts

TAB 04. Outside Business Affiliations, Employment, and Compensation

I.	Outside Business Affiliations, Employment, and Compensation of U.S. Associates General Policy

II.	Service as a Director of a Public Company

III.	Service with Community Organizations

IV.	Honoraria

TAB 05. Gifts and Entertainment

I.	General Policy

II.	Gifts

III.	Entertainment

IV.	Travel Paid by Others

TAB 06. US Corporate Anti-Money Laundering Statement

TAB 07. Glossary

TAB 08. Appendix A - Pantheon Ventures, Inc. Addendum to Russell U.S. Code of Ethics - November 2008

U.S. Associate Checklist

Following is a checklist of US Associate responsibilities relating to compliance with Russell’s U.S. Code of Ethics. This list is intended to assist you in remembering key portions of the Code and not as a replacement for your reading and understanding the Code. For questions concerning each of the items listed below, you should first consult the Tab, as noted, within this Code relating to the topic. If there are remaining questions, call the Enterprise Compliance Management Department at 253-439-4860.

Certifications

•

Associates are required to annually acknowledge that they have read the Code of Conduct and the corresponding Code of Ethics for their jurisdictions, and that they understand their provisions, and agree to abide by their requirements.

•

Associates are required annually to attest to information provided to the US Enterprise Compliance Management Department concerning Personal Security Accounts, Private Securities Transactions and other reporting information required by the Code.

•	Associates must complete all pending certifications on the PTA home page within the Daily Summary section.

Reporting Concerning the Code for all US Associates (Tab 3 - Personal Securities Accounts (“PSAs”) and Transaction Reporting)

•	All Associates must report, whether or not they maintain personal securities accounts.

•	Associates are required to notify the Enterprise Compliance Management Department of any violation of the Code of Ethics as soon as practicable.

•	Associates must attest annually to holding all securities in which they have a beneficial ownership interest, whether those securities are held in a PSA, or are held directly by the Associate.

•	All US Associates are considered to be Access Persons within this Code (see Tab 7 - Glossary) and are required to obtain pre-trade authorization for all non-exempt security transactions.

•	Associates are required to report and pre-clear trades in accounts holding or trading in Affiliated Mutual Funds.

•

If an Associate maintains a Discretionary Account, the Associate must keep on file with the Enterprise Compliance Management Department a copy of his/her current Discretionary Advisory Agreement, and will be required to attest to the continuation of the agreement on an annual basis. The discretionary money manager may also be contacted periodically to certify that the Associate did not participate in the securities decisions of the account.

•	If an Access Person participates in any decision regarding purchases or sales in his/her reported Discretionary Account, such transactions must be submitted for pre-clearance.

Outside Business Affiliations for all US Associates (Tab 4 - Outside Business Affiliations, Employment, and Compensation)

•

Associates are required to notify Russell, in advance, of any outside employment, business affiliation (including charitable organizations) or acceptance of compensation from any other person based on any business activity outside the scope of the employment relationship with Russell.

Gifts and Entertainment for all US Associates (Tab 5 - Gifts and Entertainment)

•	Associates must report any gift received in a business context through the Protegent PTA system.

Associates must submit all requests to give gifts through the Protegent PTA system, and should not provide the gift until permission has been obtained.

Violations

•

If an Associate becomes aware of conduct which he or she feels is unethical, improper, illegal, or is otherwise a violation of any provision of this Code, he or she is required to report such information to the Enterprise Compliance Management Department as soon as practicable after discovering the violation.

•	If desired, Associates may also, or as an alternative, report such matters to the Ethics Hotline, as outlined under Tab 2 Using This Code of Conduct, in the Code of Conduct.

•

Concealing or covering up any violation of the Code is itself a violation of Company policy. No Associate is authorized or required to carry out any order or request to cover up such a violation and any Associate receiving such an order must report it.

•	Associates have a duty to cooperate fully with ethics investigations and audits, and to answer questions truthfully to the best of their ability.

•

All Code violations are documented in the Code of Ethics Violations’ Log. Violations are reported on a quarterly basis to the Associate’s Business Unit Chief Compliance Officer, or his or her designee, as outlined under Tab 7 – Glossary. Violations by a Chief Compliance Officer are reported on a quarterly basis to the appropriate Board of Directors.

TAB 1. Privacy and Data Security Regulations

I. Introduction

U.S. Privacy laws and regulations govern the sharing and safeguarding of client and customer information. Each Associate is responsible for complying with the policies governing the handling of customer confidential personal information (and in some cases, designated Associates will also be responsible for complying with specific procedures), particularly, when such information has been downloaded to a desktop or personal computer, printed, stored in a personal database or otherwise possessed by an Associate. The following highlighted items are intended to provide an overview of Russell’s responsibilities with respect to such information:

•

Russell’s U.S. entities are required to provide privacy notices to all of their individual customers upon the opening of accounts and annually thereafter. The notices are required to address, among other things, the information Russell collects about its customers, with whom Russell shares the information, and how Russell protects and safeguards the information;

•

Individual consumers and customers have the right to “opt out” of, or to say no to, having their confidential personal information shared with certain non-affiliated third parties, and may say no to the sharing of certain specific information with Russell’s affiliates;

•

Privacy regulations impose strict security requirements relating to confidential personal information that may be present in electronic media, including but not limited to, databases, e-mails, customer contact lists, customer identification information gathered for anti-money laundering requirements and in paper files held within offices and in off-site storage facilities; and,

•

If the security of customer information is compromised (i.e., sensitive customer data is lost, stolen, or cannot be accounted for – herein referenced as “breaches”), prompt notification may be required to affected customers and regulatory authorities. Any suspected customer data breaches should be promptly reported internally according to the incident response protocols referenced on the Enterprise Compliance Management Department’s intranet site (noted below).

Additional guidance regarding Russell’s policies and procedures involving the sharing and safeguarding of customers’ confidential personal information can be found at http://insite.russell.com/Legal/Compliance/Compliance/cia_compliance_policies.asp

Any specific questions can be addressed to the U.S. Privacy Officer in the Enterprise Compliance Management Department, Dale Perez, at (253) 439-2413 or at dperez@russell.com

TAB 2. Insider Trading and Front Running

I. Overview

Associates from time-to-time may come into possession of sensitive non-public information about public companies and clients. This information may be a result of conversations with clients, managers and other vendors and distributors who are, or are affiliated with, public companies. Additionally, Associates may come into contact with trading information about clients (including trading by the Russell funds) through access to client holdings or Russell fund information, through knowledge of manager changes and transitions, and through knowledge of actual orders to be placed through Russell’s trading areas or other Russell fund and client brokers.

U.S. securities laws and regulations make it illegal:

•	To trade on material non-public information about public companies, or to provide such information to others who may trade in reliance on such information (“Insider Trading”), and

•	To take advantage of clients by purchasing or selling ahead of client orders (“Front Running”).

Provisions of this Code have been adopted to assist Associates in avoiding inadvertent violation of the laws governing insider trading, and to assist Russell in discharging its legal obligation to use reasonable efforts to prevent and detect illegal trading activity. Associates must comply with this Code and with laws and regulations governing trading in their own personal securities accounts (“PSAs”). Associates opening and maintaining PSAs should become familiar with and follow the requirements set out at Tab 3 - Personal Securities Accounts and Transaction Reporting of this Code. The ultimate responsibility to avoid violation of prohibitions against insider trading and front running falls to each Associate who trades. Associates who have questions regarding the restrictions and obligations set forth in this policy should consult a Compliance Officer in the Enterprise Compliance Management Department or an attorney in the Legal Department.

The consequences of engaging in insider trading and front running are severe and include sanction or dismissal by Russell, and civil and criminal penalties. Associates who are not sure whether a personal securities transaction would violate the law because of non-public information in their possession should assume that the trade is not permitted until they obtain proper advice to the contrary from an attorney in the Legal Department.

TAB 2. Insider Trading and Front Running

II. Restrictions

Associates who obtain or possess material, non-public information concerning any company:

•

May not purchase, sell, recommend, or direct the purchase or sale of any security of such company. (Associates who communicate material, non-public information to another who then trade in reliance on such information may be subject to the sanctions as set forth in Tab 8 of the Code of Conduct - Sanctions, as though the Associate had directly bought or sold the securities for his or her own account.)

•

Must allow sufficient time to elapse after such information is disclosed to the general public for the investing public to assimilate and evaluate the information, before taking any action for her or his personal account on the basis of the disclosed facts.

Associates who possess information about client or fund holdings or trading activity:

•	Must adhere to any business-specific policies and procedures concerning the disclosure of holdings and trading information that may apply to them in the course of their employment.

•	May not purchase or sell a security if the Associate knows that the purchase or sale:

•	May permit the Associate to take advantage of the market effect of purchases and sales of securities by Russell or any client of Russell; or

•	Would otherwise compete with transactions of Russell or their respective clients.

•	May not disclose such information to any person inside or outside of Russell except:

•	To the extent the holdings information has been made public;

•	As reasonably required in the regular course of the Associate’s duties in furtherance of the Associate’s obligations to Russell or Russell’s obligations to its clients and the funds;

•	As required by applicable law; or

•	As authorized by a member of Russell’s Management Committee or by Russell’s Legal or Enterprise Compliance Management Departments.

Access Persons may not buy or sell a security that is being traded in the Select Holdings Strategies, and any other investment strategy as may be determined by Russell, within seven (7) calendar days of the execution date. Access Person pre-clearance requests for trades in these securities will be denied permission to trade in the security.

TAB 2. Insider Trading and Front Running

III. Russell Index Restrictions

Associates who obtain confidential information related to changes in the design and construction of the Russell Indexes, or to specific securities under consideration for addition to, removal from, or adjustment within one of the Russell Indexes are subject to the firewalls Russell has established to prevent the flow of such information to any business units and/or Associates, except those with a legitimate need to know such information.

•	Associates possessing such information may not trade in the securities of any of the constituent companies in the relevant Russell Index during a reconstitution period.

•	Associates possessing such information may not trade in Exchange Traded Funds or licensed securities or derivatives based on a Russell Index for which they hold material, non-public information.

TAB 2. Insider Trading and Front Running

IV. Watch List

Russell’s Enterprise Compliance Management Department maintains a “Watch List” of companies about which Russell or its Associates may be in possession of material, non-public information. Associates who are recipients of, contributors to, or otherwise responsible for, maintaining the Watch List as well as Associates noted on the Watch List as being in possession of material, non-public information (Associates who are “over the wall”) may not purchase, sell, recommend, or share their knowledge of the securities appearing on the Watch List. All of the Associates who are not privy to information noted on the Watch List may trade in Watch List securities. However, all Associates should be aware that their trading activity is subject to oversight.

Reporting Obligations and Responsibilities When In Contact With Watch List Information

If Russell is involved in a potential business transaction, business relationship, or other company-related activity that involves potential material non-public information, then the following procedures should be followed.

The Project Head, Department Manager, or appropriate Russell Management Committee member is responsible for notifying the Enterprise Compliance Management Department that a company is to be placed on the Watch List. Information to be provided includes:

•	the name of the issuer(s) involved in the engagement or proposed transaction and any code names assigned;

•	the name of any other party(ies) to the engagement or proposed transaction;

•	the date of the assignment or date upon which monitoring of securities transactions should begin;

•	the nature of the engagement or proposed transaction; and

•	the names of all Associates who have knowledge of the information.

In addition to the initial reporting of a company to be placed on the Watch List to the Enterprise Compliance Management Department, the Project Head, Department Manager or Russell Management Committee member is also responsible for:

•	maintaining confidentiality of information received in connection with an engagement or proposed transaction;

•

ensuring that any changes or additional information relating to the engagement or proposed transaction that are germane to this Watch List procedure are communicated to the Enterprise Compliance Management Department;

•

approving any additional Associates who are brought “over the wall” on an engagement or proposed transaction, particularly those Associates from other business units of Russell, and notifying the Enterprise Compliance Management Department of such additions;

•

notifying the Enterprise Compliance Management Department of any instances in which confidential information may have been inadvertently passed to someone outside the scope of the engagement or proposed transaction; and

•	contacting the Enterprise Compliance Management Department to delete a company or issuer from the Watch List.

TAB 2. Insider Trading and Front Running

V. Confidential Information Relating to an Engagement or Proposed Transaction

Information concerning the billing or payment of client fees and expenses may inadvertently “tip” Associates to the existence of an engagement or proposed transaction.

To preserve the confidentiality of such information, the Project Head shall:

•	With the assistance of the Chief Financial Officer, select a limited number of accounting personnel to handle all accounting work on the engagement or proposed transaction;

•	Assign code names for all communications with assigned accounting personnel; and

•	Promptly notify assigned accounting personnel of any new or changed information that is relevant to the engagement or proposed transaction.

Information Storage and Communications are key elements in maintaining confidentiality transactions. Project Heads and participants should follow the instructions below when in possession of information relating to an engagement or proposed transaction.

•	Utilize assigned code names, whenever possible, in communications.

•	Maintain hardcopy files in locking file cabinets; electronic files should be encrypted and maintained in special system libraries.

•	In all cases, access should be limited to only those Associates actively participating on the Project Team.

•	Transmission of hardcopy information internally should be made using “Confidential” envelopes. Use of electronic mail should be avoided unless proper encryption protocols are utilized.

TAB 3. Personal Securities Accounts and Transaction Reporting

I. General Policy

All US Associates must follow the US Code of Ethics in establishing and maintaining the Personal Securities Accounts (“PSAs”) for the Associate, his/her spouse or domestic partner, his/her minor children, his/her adult children living at home, and any relative or person for whom the Associate directs or has the ability to direct the account’s investments, or in which the Associate has direct or indirect economic interest (including joint accounts and participation in investment clubs).

•	All Associates are required to log into the Protegent Personal Trading Assistant (“PTA”) system, whether or not they maintain personal securities accounts.

•	All Associates are considered to be Access Persons, and must obtain pre-clearance for any covered securities transactions, as outlined later in this section.

•

All Associates are required annually to attest to information provided to the Enterprise Compliance Management Department concerning PSAs, Private Securities Transactions and other reporting information required by Russell’s U.S. Code of Ethics.

•	Exceptions may be made solely at the discretion of the Corporate Chief Compliance Officer or the General Counsel.

PERSONAL SECURITIES ACCOUNTS

•	Associates must report and maintain their PSA information in the Protegent Personal Trading Assistant System (“PTA”), including account number changes and terminations.

•	All Associates are required to use PTA for trade-related certifications, pre-trade authorization, and other reporting as may be required.

•

All Associates must report annually all securities in which they have a beneficial ownership interest, whether those securities are held in a PSA, or are held directly (e.g.: stock certificates held in a safety deposit box) by the Associate.

•	Associates will be notified annually of the need to report their beneficial holdings.

TAB 3. Personal Securities Accounts and Transaction Reporting

II. New Associates

Within ten (10) days of joining Russell, new US Associates must report all Personal Securities Accounts and all securities beneficially owned or held, as outlined under Section I, above and meet all other requirements outlined in this section.

TAB 3. Personal Securities Accounts and Transaction Reporting

III. Establishing a New Personal Securities Account

When an Associate establishes a new PSA:

•	The Associate must notify the Enterprise Compliance Management Department that he or she is opening the account by completing the Account section in the Protegent PTA system;

•	The Associate must notify the financial institution that he or she is associated with Russell, which is a FINRA member firm;

•	The Enterprise Compliance Management Department will notify the financial institution maintaining the Associate’s reported PSA that he or she has Russell’s permission to maintain the account; and

•

The Enterprise Compliance Management Department will direct the financial institution to forward duplicate transaction confirmations and monthly statements through a secure electronic communication to the PTA system or to a dedicated, confidential post office box maintained by the Enterprise Compliance Management Department.

TAB 3. Personal Securities Accounts and Transaction Reporting

IV. Security Transaction Requirements and Restrictions

All Associates executing securities transactions within PSAs are subject to the following requirements. Exceptions may be made solely at the discretion of Russell’s Corporate Chief Compliance Officer or Chief Legal Counsel. A definition of what constitutes a security may be found in Tab 7 - Glossary, including:

Municipal Bonds;

Corporate Bonds;

Russell Mutual Funds that are purchased through an outside brokerage;

Closed-end Mutual Funds; and

“Affiliated Mutual Funds” (SSgA).

Pre-Clearance

All Associates must obtain pre-clearance of their covered securities transactions through the PTA system for all personal securities transactions.

•	Pre-cleared trades must be executed before the market close on the same day the trade has been approved, unless a Limit order has been requested.

•	Pre-cleared Limit orders are valid for a period of seven (7) calendar days, at which point the pre-clearance request must be re-entered.

•	Pre-cleared Limit orders must be re-approved if the Associate changes the terms of the order, or withdraws the order and subsequently re-enters it at a later time.

•

Associates must cancel pre-cleared trades that are not executed within the time specified above in the Personal Trading Assistant system. If the Associate wishes to execute the trade on another day, the trade must be re-submitted for pre-clearance through the PTA system.

To pre-clear a trade:

•	Access the PTA system through RussellWeb; and,

•	Input all requested trade information through the PTA Quicklinks Pre-clearance tab.

Personal Trading Assistant (PTA) will provide an immediate approval or denial, and a Transaction ID number.

Di Minimis Provision

Access persons may trade up to 500 shares in a publicly traded company with a market capitalization of $5 billion or greater, or, for debt, $10,000 par value, without pre-clearance. Such transactions:

•	Must be traded in a reported account, and,

•	Will be subject to all other provisions of the Code.

It is the access person’s responsibility to determine an equity’s market capitalization prior to trading without pre-clearance. Trades conducted without pre-clearance in equities with less than $5 billion market capitalization will be considered a violation of this Code.

60-Day Limitation on Purchase and Sales

Except for Exempt Securities, as defined under Tab 7 - Glossary in this Code of Ethics, all Associates are restricted from repurchasing a security they have sold in the last 60 days, or selling a security they have purchased in the last 60 days.

7-Day Blackout Period on Purchase and Sales

Associates may not buy or sell a security that is being traded in the Select Holdings Strategies, and any other investment strategy as may be determined by Russell, on the date posted and for six (6) calendar days following the date the security is posted to the trade list. Associate pre-clearance requests for trades in these securities will receive system-generated notices denying permission to trade in the security.

Trade Certification

All Associates requesting pre-clearance of a trade must certify within the Personal Trading Assistant system that:

•	The trade is not based on material non-public information; and

•	To the best of the Associate’s knowledge, the trade does not conflict with any current investment activity of any Russell client or fund.

Initial Public Offerings

Associates may not acquire securities in a U.S. initial public offering. Associates may purchase securities after the U.S. initial public offering is completed and the underwriting has terminated.

Initial public offerings outside the U.S. may be purchased on a case-by-case basis, subject to local jurisdiction regulations and obtaining pre-clearance from the Enterprise Compliance Management Department.

Limited Offerings/Private Placements

Associates may not acquire any security issued in any Limited Offering or Private Placement unless previously approved by the Associate’s Management Committee member and reviewed by the Enterprise Compliance Management Department. Approval may be requested by completing the Approval Request for a Private Securities Transaction Disclosure screen through the PTA system. The Disclosure screen is located under the Certification tab.

Derivatives

Associates may trade in those financial derivatives, such as options and futures, which are based on generally recognized indexes and single stocks. More complex derivatives may be restricted by the Enterprise Compliance Management Department. Associates are encouraged to contact the Enterprise Compliance Management Department prior to purchasing financial derivatives, other than futures and options on recognized indexes and single stocks, and should be prepared to discuss the characteristics of the derivative product and the underlying securities or financial products on which the derivative is based in order to provide assurance that the financial derivatives will not provide an opportunity for unlawful trading.

Licensed Derivative or other Products based on a Russell Index

Associates who are involved in the composition, computation, method of stock selection or data collection for the Russell Indexes are prohibited from trading in any licensed derivative product based on a Russell Index.

Investment Opportunities

Associates may not take, directly or indirectly, for personal benefit, any investment opportunities which come to their attention in the course of their duties at the Company unless written permission has been granted by their Management Committee Member, a copy of which they must be provided to the Enterprise Compliance Management Department.

TAB 3. Personal Securities Accounts and Transaction Reporting

V. Trading of Affiliated Mutual Funds

Associates are prohibited from engaging in short-term or frequent trading (also known as market timing) of any Russell Affiliated Mutual Fund. For purposes of this Code, Russell Affiliated Mutual Funds include all investment funds and collective investment vehicles domiciled inside or outside the U.S., that are managed, advised or administered by Russell Investments.

Associates Trading Shares of Affiliated Mutual Funds through Financial Institutions other than the Russell Investment Program for Associates or various Russell retirement accounts must report and pre-clear all transactions in Affiliated Mutual Funds through the PTA system, as outlined above.

As of the date of this Code, Affiliated Mutual Funds generally available to U.S. Associates include the following fund families:

•	Capstone Funds advised by Russell;

•	Russell Investment Company Funds;

•	Mason Street Funds;

•	Russell Investment Funds, including those held in NMFN variable annuities and life insurance contracts;

•	AssetMark Funds advised by Russell;

•	State Street Global Advisor Funds; and

•	All other investment funds domiciled inside or outside the United States that are managed or advised by a Russell affiliate.

Associates trading shares of Russell Investment Company Funds through Russell’s Investment Program for Associates or various Russell retirement accounts are not required to pre-clear transactions in those accounts.

TAB 3. Personal Securities Accounts and Transaction Reporting

VI. Discretionary Accounts

When an Associate has given an investment advisor the authority to purchase and sell securities for his or her account without requiring the Associate’s knowledge or consent, the PSA is managed as a discretionary account.

Associates with discretionary accounts are required to report the accounts, but are not required to obtain pre-clearance of their securities transactions, provided that the following conditions are met:

a)	At the time such account is initially reported or opened, the Associate provides a copy of the executed Discretionary Advisory Agreement to the Enterprise Compliance Management Department;

b)	The Associate provides an additional representation, when entering the account information through the Protegent PTA system described earlier, that transactions in the account are, in fact, effected on a discretionary basis by the investment advisor;

c)	In the event that the Associate participates in any decision regarding purchases or sales in the account, such transactions must be pre-cleared as described in section IV of this tab;

d)	The Associate will be required to attest annually to the account’s continued discretionary status; and

e)	Russell reserves the right to contact the Associate’s adviser to verify the discretionary status of the account.

TAB 4. Outside Business Affiliations, Employment, and Compensation

I. General Policy

Associates are required to obtain approval from the Enterprise Compliance Management Department and the Associate’s Management Committee member, in advance, of any outside employment, business affiliation or acceptance of compensation from any other person based on any business activity outside the scope of the employment relationship with Russell, including:

•	Accepting directorships, governorships or trusteeships

•	Becoming an officer, director or partner of any business organization

•	Being employed full or part-time by another organization

•	Receiving compensation from another organization

•	Engaging in personal or family business opportunities

With regard to any outside employment or affiliation:

•

Associates must avoid any business activity, outside employment or professional service that competes with Russell or conflicts with the interests of Russell or its clients without prior approval. Associates must disclose to their Management Committee member and the Enterprise Compliance Management Department any situation that could present a conflict of interest or the appearance of a conflict of interest with Russell and discuss how any attendant risks are controlled.

•	Associates may not accept any personal fiduciary appointments such as administrator, executor or trustee other than those arising from family or other close personal relationships.

•	Associates may not use Russell resources, including computers, software, proprietary information, letterhead and other property in connection with any employment or other activity outside Russell.

Requests for approval of outside employment or affiliations must be made by submitting the appropriate Disclosure request through the Protegent PTA system described earlier in this Code of Ethics. The Disclosure screen is located under the Certification tab. The system will require the Associate’s Management Committee Member and the Enterprise Compliance Management Department to approve the outside employment or affiliation prior to accepting the outside employment or affiliation and the Associate must also report the termination of such position. Requests for the approval of outside employment or affiliations made by the Company’s CEO must be approved by Russell’s General Counsel and the Company’s Board of Directors or the Audit Committee of the Board.

TAB 4. Outside Business Affiliations, Employment, and Compensation

II. Service as a Director of a Public Company

Associates may be asked to serve on the boards of directors of publicly traded companies. In such cases the following requirements will apply:

•

The determination as to whether an Associate shall be permitted to serve on the board of directors of a publicly-traded or private company will be made jointly by Russell’s Chief Executive Officer and its General Counsel.

•	Such service will be limited to those engagements that are specifically approved by Russell’s Chief Executive Officer and its General Counsel.

Associates serving on boards of directors of publicly traded companies must be especially mindful of Russell’s policy on maintaining client confidentiality.

TAB 4. Outside Business Affiliations, Employment, and Compensation

III. Service with Community Organizations

Russell Associates generously provide their time, talents and support to many worthy community and civic organizations. Community affiliations do not require pre-approval, but should be reported to Russell’s Corporate and Government Relations department via the applicable PeopleSoft module maintained by Human Resources. Consistent with Company values, Russell encourages associate involvement with community organizations with the following conditions:

•

If it can be reasonably anticipated that the Associate will provide investment advice or other services of a similar nature to those offered by Russell Investment Group to the organization, the Associate should report this information through the PTA system for review and approval as outlined under “Service as a Director of a Publicly Traded Company” in Section II, above.

•	If Russell provides services to the community organization that the Associate is affiliated with, the Associate should report the information through the PTA system.

•

If the Associate is to be compensated by the community organization or by a third party (other than Russell Investment Group) for services rendered to the Community Organization, the Associate must first obtain approval for the arrangement as an Outside Business Affiliation as outlined in Section I, above.

•

If the Associate is a member of a community organization board or otherwise may influence the decision whether to employ Russell or an unrelated service provider that may utilize the services of Russell, the Associate must abstain from participating in the selection of the service provider or Russell.

•

With the exception of activities undertaken on behalf of organizations with which Russell has some formal participatory relationship (e.g., Pierce County United Way campaign), the Associate may not use Russell resources, including computers, software, proprietary information, letterhead and other property in support of any such engagement without Russell’s prior consent.

•

All potential conflicts of interest, including the Associate’s employment by Russell, must be memorialized in writing to the appropriate individual within the community organization. Sample wording may be obtained by calling Enterprise Compliance Management.

TAB 4. Outside Business Affiliations, Employment, and Compensation

IV. Honoraria

Associates are frequently asked to attend events sponsored by business, educational, civic, and charitable organizations. Such engagements may involve Associates as representatives of Russell, but also in a personal capacity as a member of an organization or of the community. These organizations frequently offer to pay an honorarium, or to reimburse the Associate for reasonable and customary travel expenses incurred in attending the event.

When acting in a personal capacity:

•

Awards by civic, charitable, educational or religious organizations for recognition of the Associate’s services or accomplishments outside the scope of his or her business activities are not considered to be gifts or outside compensation subject to Russell’s Outside Business Affiliations, Employment and Compensation or Gifts and Entertainment requirements, and may be accepted.

•

Associates may accept honoraria or gifts when serving in a personal capacity, provided that the organization is not a client, vendor, supplier or money manager under Russell review, and that the compensation or gift is reported appropriately as outlined in Russell’s Outside Business Affiliations, Employment and Compensation requirements under Tab 4 or Gifts and Entertainment requirements under Tab 5.

When acting as a representative of Russell:

•

Associates serving as Russell representatives may not accept cash or cash equivalent honoraria, and should politely decline such offers. Associates should advise any organization that insists upon payment of an honorarium that it will be donated to a Russell-sponsored community organization through Russell’s Corporate Giving and Government Relations Department.

•	Gifts given to Associates serving as Russell representatives are subject to Russell’s Gifts and Entertainment policy as described under Tab 5.

•

Organizations may reimburse Associates for ordinary and customary travel and lodging expenses incurred in connection with an engagement that has been approved by the Associate’s Management Committee member.

•	Associates should consider whether the speaking engagement may subject them to the requirements outlined under Tab 4 - Public Statements by Russell Associates in the Code of Conduct.

TAB 5. Gifts and Entertainment

I. General Policy

It is Russell’s policy to earn business based on the quality of its products and services and to select and manage its service providers on the same basis. Russell does not provide or solicit gifts, entertainment or other items of value for the purpose of unduly influencing the recipient’s judgment. This policy applies to gifts, entertainment, events and charitable contributions.

Russell is subject to various regulatory and industry organizations that have policies and rules that need to be considered when giving or receiving gifts and entertainment. Associates must also be aware that many Russell clients and prospects – notably, government plans and those subject to ERISA, have their own strict policies on the giving and receiving of gifts, entertainment and other contributions. Associates should be prepared to discuss these policies with the client or prospect before arranging entertainment or providing gifts. Business Unit Compliance Officers and the Enterprise Compliance Management Department are available to assist the Associate if he or she has any questions concerning Russell’s Gift and Entertainment Policy.

Associates must report any gifts subject to this Code on the appropriate gift reporting Disclosure located in the Protegent PTA system under the Disclosures tab. The reported gift information will then be forwarded to the appropriate business unit or compliance professional.

Other Policies to Consider: Russell Business Units may impose additional or more restrictive requirements than those set forth in Russell’s corporate Gifts and Entertainment Policy outlined here due to specific regulatory requirements or a management decision to apply stricter standards than those required by law or regulation. Associates should consult their business unit’s policies, as well as Russell’s standard expense reimbursement policies, prior to giving or accepting gifts, or participating in or hosting entertainment. Associates must also follow standard Russell expense reimbursement procedures when requesting reimbursement for gifts or entertainment.

Exceptions to this policy will only be permitted with the written approval of the Associate’s Management Committee Member or with the approval of the Company’s Director of Global Compliance, CEO or General Counsel.

TAB 5. Gifts and Entertainment

II. Giving Gifts, Receiving and Exceptions

Giving Gifts

•

Gifts with values of up to $100 per person per year may be given to clients, distributors of Russell’s investment products, vendors or suppliers to Russell, or money manager firms reviewed by Russell, as long as they are reported and approved through the Protegent PTA system.

•	Gifts of cash or its equivalent (including gift certificates, if they are redeemable in full or in part for cash) are not permitted.

•

The value of a gift is the amount paid for the gift, not including the cost of special logos or inscriptions. The value is not increased or decreased by the logo or inscription for gifts policy purposes.

•

Event Tickets to sporting events or shows, rounds of golf, etc. are considered gifts unless both a Russell Associate and the recipient attend the event. This policy applies even if the Associate pays for the event with his or her own money.

•

Associates should also be aware of the U.S. Foreign Corrupt Practices Act of 1977 and other anti-bribery laws and regulations, which generally prohibit the payment of anything of value to a foreign official (including through an intermediary) for the purpose of obtaining or retaining business, or for the purpose of obtaining favorable treatment. See Tab 9 - Anti-Bribery Policy (FCPA Guidelines) for further detail.

•	Associates are not permitted to give gifts or entertain government officials other than token courtesies, or as approved by the Corporate & Government Relations Office or Russell’s General Counsel.

•	Associates should familiarize themselves with Russell’s policies with respect to expense reimbursement and be prepared to provide appropriate documentation.

Receiving Gifts

•

Associates should tactfully refuse/return a gift with a value of more than $100, unless to do so would embarrass the giver or prejudice a business relationship. If such a gift is accepted for business reasons, it is subject to reporting requirements and the following guidelines:

•	If the Associate elects to keep the gift, the Associate must remit the amount of the gift’s value in excess of $100 to the Corporate Giving Department;

•	The Associate may elect to give the gift to the Corporate Giving Department for appropriate disposition; or

•	Other options, as may be determined by the Global Chief Compliance Officer or General Counsel.

•	Gifts of cash or its equivalent (including gift certificates if they are redeemable in full or in part for cash) are not permitted.

•

The value of a gift is the amount paid for the gift or a reasonable estimate thereof, not including the cost of special logos or inscriptions. The value is not increased or decreased by the logo or inscription for gift policy purposes.

•

Associates must report gifts received from clients, distributors of Russell’s investment products, vendors or suppliers to Russell, or money manager firms reviewed by Russell in excess of $25 per person per gift through the Protegent PTA system;

•	Associates may not solicit gifts from anyone in return for any business, service or confidential information.

•	Event Tickets to sporting events or shows, rounds of golf, etc. are considered gifts unless both the Russell Associate and the giver attend the event.

Exceptions:

No prior approval or reporting is required for gifts given or received as described below, and they do not count toward the $100 limit on individual gifts.

•

Personal gifts (wedding, birthday, etc.) provided (i) the Associate pays for the gift with his or her own money and (ii) the gift is not related to Russell business (Test: Would the Associate otherwise give the gift or receive the gift if there were no business relationship?);

•	Promotional materials (logo golf balls, pens, etc.) with a value of $25 or less;

•

Recognition gifts not related to sales, such as those received in recognition of community service, if the gift cannot reasonably be considered to influence the Associate’s judgment and if to refuse would appear discourteous;

•

Prize drawings, such as door prizes, at events sponsored by vendors or others seeking to do business with Russell, if eligibility is open to anyone in attendance, attendance goes beyond solely Russell Associates, and it is awarded on the basis of bona fide chance or skill; Russell Associates who sponsor such events where attendance is restricted to the employees from one single fund distributor or money manager company must appropriately report the event according to the guidelines outlined under the Giving Gifts and Receiving Gifts sections, above,

•	Personal political contributions where Associates support the political candidates of their choice, independent of any influence from the Company or any of its executives.

TAB 5. Gifts and Entertainment

III. Entertainment

Entertainment must not be lavish or so excessive as to appear to unduly influence the judgment of the Associate or of the client or prospect, or otherwise appear improper under these requirements. There is no specific dollar amount that represents “lavish or excessive entertainment;” this is a judgment call that must be determined on a case-by-case basis in advance of the entertainment event. Expense reimbursement requests that are considered “lavish” after the fact may be rejected and/or subject to review and potential sanctions as described in Tab 8 of the Code of Conduct – Sanctions.

Guidelines:

The Associate should ask: “Is the primary purpose of the entertainment to spend quality time with the client/prospect/vendor? How will it appear to others outside of the business relationship?” Each Associate is accountable for the image of Russell that he or she projects. When in doubt, the Associate should contact his or her business unit compliance contact or Russell’s Enterprise Compliance Management Department.

If the Associate hosting the entertainment is not present, the value is considered to be a gift subject to the requirements outlined above. Likewise, if the third party hosting the entertainment is not present and the Associate attends the event, the entertainment is considered to be a gift subject to these requirements.

If the entertainment includes “gifts” (e.g. souvenirs, pro shop equipment, etc.), the gifts are subject to the pre-approval, reporting and $100 annual limit guidelines outlined above.

TAB 5. Gifts and Entertainment

IV. Travel Paid by Others

Associates should tactfully refuse the provision of excessive or frequent acts of entertainment or other hospitality, unless to do so would embarrass the giver or prejudice a business relationship. Likewise, Associates should not host excessive or frequent acts of entertainment or other hospitality that may create an impression of impropriety.

Associates may occasionally be invited to out-of-town meetings, seminars, or site visits by third parties doing business with or seeking to do business with Russell. Associates should consider whether offers to pay for transportation and lodging made by a client, vendor, or other entity with which Russell conducts, or is considering conducting business, are appropriate for the situation. In evaluating whether to accept such offers of transportation and lodging, Associates should consider the possible appearance of impropriety. Factors to consider include whether the offer is made in connection with an event which primarily serves a business purpose, whether the offer has been extended to others similarly situated on a comparable basis, whether the travel is for legitimate Company business and whether it may be more appropriate for Russell to cover the expenses. Certain business units may have more restrictive policies, and Associates should contact their Management Committee member regarding any questions.

TAB 6. U.S. Corporate Anti-Money Laundering Statement

I. Overview

All U.S. Associates are responsible for familiarizing themselves with this Code and adhering to the Corporate Anti-Money Laundering (“AML”) Policy available at http://insite.russell.com/Legal/Compliance/Compliance/cia_compliance_policies.asp.

Russell requires all of its Associates to have an understanding of the AML provisions and the spirit and objectives of the AML rules and regulations (including those Associates who are not affiliated with Russell companies subject to AML rules and regulations). Moreover, it is incumbent on an Associate with customer contact to “Know Your Customer” when establishing relationships and, if at any time any activities appear suspicious based on the Associate’s knowledge of the customer, account profile, or customer or account activities, then the Associate must promptly report the situations to his or her business unit’s AML Compliance Officer or the Corporate AML Officer, to determine whether filing a Suspicious Activity Report is warranted.

For questions regarding the U.S. Anti-Money Laundering Statement and Corporate AML Policy, or other related questions, please contact Russell’s U.S. Anti-Money Laundering Officer, Dale Perez, at 253-439-2413, email: dperez@russell.com or the designated Business Unit Anti-Money Laundering Officer identified in Addendum A of the Corporate AML Policies.

TAB 7. Glossary

I. Definitions

For the purposes of this Code, the following terms are defined as:

Access Persons: For purposes of this Code, all US Russell Associates are considered to be Access Persons. Access Persons shall not include disinterested trustees or directors of Russell, or any affiliated investment company of Russell.

Associate: An employee of Russell’s companies located in the United States. All US Russell Associates are Access Persons.

Beneficial Ownership Interest: An Associate or immediate family member has a beneficial ownership interest in securities if the Personal Securities Account is registered in the Associate’s name or immediate family member’s name, or if he or she obtains benefits from the account substantially equivalent to whole or partial, direct or indirect ownership. Associates and immediate family members are also deemed to have a Beneficial Interest in accounts in which they have control, directly or indirectly, to make investment decisions. Examples include, but are not limited to, accounts for trusts, partnerships and corporations in which an Associate or immediate family member maintains an interest or derives a benefit.

Business Unit Compliance: The compliance person or group responsible for compliance within a Russell business unit.

Business Unit CCO: The Chief Compliance Officer responsible for compliance within a specific business unit. Russell’s Business Unit CCOs as of September 2007 are as follows:

•	Russell Investment Management Company – Cheryl Wichers

•	Russell Financial Services, Inc. – Douglas Whittle

•	Russell Capital Inc. – Paula Burgess

•	Russell Implementation Services Inc. – Kristin Gaerttner

•	Russell Real Estate Advisors – Karl Smith

•	Frank Russell Company – David Griswold

•	Investment Management & Research – Peter Maftieu

•	Pantheon US – Lily Wong

Compliance Department: Compliance Associates located within the Legal Department as well as within the business units of Russell’s U.S. companies.

Confidential Information: Information is confidential until it has been effectively communicated to the marketplace. Associates should consider all client information to be confidential unless it can be shown that the information has been previously publicly disclosed. Effective public disclosure of information implies that sufficient time has passed since public dissemination and that the information is known generally in the financial marketplace. For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

Consumer: An individual who obtains or has obtained a financial product or service from a financial institution (i.e.: a consumer has no further contact with the financial institution other than the one-time delivery of products or services).

Di Minimis Provision: Access persons may trade up to 500 shares in a publicly traded company with a market capitalization of $5 billion or greater, or, for debt, $10,000 par value, without pre-clearance. Such transactions:

•	Must be traded in a reported account, and,

•	Will be subject to all other provisions of the Code.

It is the access person’s responsibility to determine an equity’s market capitalization prior to trading without pre-clearance. Trades conducted without pre-clearance in equities with less than $5 billion market capitalization will be considered a violation of this Code.

Covered Securities Transactions: Transactions in the investment instruments included in the definition of security and not specifically exempted securities, either in the text of the Code, or in the definition of security.

Customer: As used in Russell’s Corporate Privacy and AML Policies, a customer is a consumer who has developed a continuing relationship with a financial institution to provide products or services.

Discretionary Accounts: Accounts in which the client gives a broker-dealer, investment advisor, or other financial institution discretion as to the purchase or sale of securities or commodities, including selection, timing, and price to be paid or received. By so doing, the client empowers the financial institution to buy and sell without the client’s prior knowledge or consent, although the client may set broad guidelines for managing the account (e.g., limiting investments in blue chip stocks or banning investment in “sin” stocks).

Disinterested Trustee or Director: A disinterested trustee or director of any of Russell’s affiliated funds as designated by such fund or independent directors of the Frank Russell Company board of directors.

Enterprise Compliance Management Department: Compliance Associates located within the Legal Department located in Tacoma, Washington, U.S.A.

Exchange Traded Funds: Index funds that trade like stocks on various exchanges. Each share represents a proportion of ownership in each stock that makes up an index.

Exempted Securities: Exempted securities do not require Access Persons to seek pre-clearance. For purposes of this Code, exempted securities include securities issued by the government of the United States or a foreign government; bankers’ acceptances; bank certificates of deposit; commercial paper; high-quality, short-term debt instruments, including repurchase agreements; Section 529 Plans; Exchange Traded Funds, shares of open-end investment companies (mutual funds) registered under the Investment Company Act of 1940 (except as noted under “Securities,” below); Unit Investment Trusts that are invested exclusively in one or more open-end funds; and, futures or options based on an exempted security.

Financial Institution: A broker-dealer, investment advisor, bank or other financial entity.

Gifts: For purposes of this Code of Ethics, gifts include anything valued in excess of $25 given to or received from a client, prospect, vendor, distributor, exhibitor, supplier, or money manger firm reviewed by Russell.

Honoraria: Payment or anything of value given to an individual in recognition of a special service or distinguished achievement for which custom or propriety forbids any fixed price to be set. Honoraria services may include panel participation, reviewing manuscripts, leading group discussions, lectures, giving speeches and similar services.

Immediate Family: Shall include spouse, minor children, dependents and other relatives who share the same residence as the Associate and depend on the Associate for support.

Insider: Includes officers, directors, trustees and employees of a company. Under current judicial interpretation, the company must reasonably expect a person to whom material, non-public information is disclosed to keep such information confidential, and the relationship between the company and such person must at least imply a duty of confidentiality before the person will be considered an insider. In addition, a person can be a temporary insider if he or she enters into a special, confidential relationship in the conduct of a company’s affairs and as a result of that relationship is given access to information solely for the company’s purposes. Temporary insiders can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the Associates of such organizations. Any Russell entity may become a temporary insider of a company it advises or for which it performs other services. In such cases, insider status would likely extend to all Russell Associates who are personally in possession of material, non-public information about the client company.

Insider Trading: Trading in a security while in possession of material, non-public information (whether or not one is an insider) or communicating material, non-public information to others in connection with trading activity. Law concerning insider trading, like any law, is subject to change. Generally, insider trading law prohibits:

•	Trading in securities of a company by an insider while in possession of material, non-public information relating to that company; and

•	Trading by a non-insider in the securities of a company while in possession of material, non-public information relating to that company, where the information was either:

•	disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

•	misappropriated by the non-insider; and

•	communicating material, non-public information to others not authorized to receive such information.

Legal Department: All Associates in the Legal and Enterprise Compliance Management Departments located at Russell’s corporate headquarters in Tacoma, Washington.

Limited Offering/Private Placement: A transaction that may occur outside normal market facilities or outside a securities brokerage account and includes, but is not limited to: private placements, unregistered securities, private partnerships and investment partnerships.

Material Information: Information for which there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that Associates should consider material includes, but is not limited to, dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger, acquisition, disposition, refinancing, restructuring, or other similar proposals or agreements; major litigation; liquidity problems; and extraordinary management developments.

Need to Know: Generally, a need to know exists when an Associate requires such information in order to effectively perform his or her duties on behalf of clients (or prospective clients). A need to know does not exist simply because the information may help another individual or business unit in activities that are unrelated to performance of the particular services requested by the client.

Personal Securities Account (“PSA”): An Associate’s Personal Securities Accounts (including joint accounts of the Associate, his/her spouse or domestic partner, his/her minor children, his/her adult children living at home, and any relative, person, or entity for whom the Associate directs or has the ability to direct the account’s investments or the Associate has direct or indirect economic interest (“PSAs”) maintained with a broker-dealer, investment advisor, bank or other financial institution (collectively, “Financial Institutions”). Note: All PSAs must be reported in Protegent PTA unless they only allow trading in exempt securities. Consult this glossary for a definition exempt securities.

Proprietary Information: Material and information relating to or associated with Russell’s products, business, or activities, including but not limited to financial information; data or statements; trade secrets; product research and development; existing and future product designs and performance specifications; marketing plans or techniques; schematics; client lists; and, computer programs and/or processes.

Russell: Refers collectively to the U.S. companies of Russell Investments.

Security: For Russell’s purposes, the same meaning as that set forth in Section 2(a)(36) of the 1940 Act including commodities contracts as defined in Section 2(a)(1)(a) of the Commodity Exchange Act. Generally, securities include any note; stock; bond; debenture; evidence of indebtedness; certificate of interest or participation in any profit sharing agreement; collateral trust certificate; pre-organization certificate of subscription; transferable share; investment contract; voting-trust certificate; certificate of deposit for a security; fractional undivided interest in oil, gas, or other mineral rights; any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof); or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency; or, in general, any interest or instrument commonly known as a security; or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

For Russell Associates, security also includes shares of Affiliated Mutual Funds. As of the date of this Code, affiliated funds include the following fund families:

•	Capstone Funds advised by Russell

•	Russell Investment Company Funds

•	Mason Street Funds

•	Russell Investment Funds

•	State Street Global Advisor Funds

•	AssetMark Funds advised by Russell

•	All other investment funds domiciled inside or outside the United States that are managed or advised by a Russell affiliate.

TAB 8. Pantheon Ventures Inc.

Addendum to Russell Investment Group

U.S. Code of Ethics – November 2008

General

•

All references within the US Code of Ethics to contacting the “Enterprise Compliance Management Department” or “Legal Department” for various approvals shall mean, for Pantheon’s U.S. Associates, to contact Pantheon’s local Legal and Compliance Department.

•	Exceptions to security transaction requirements and restrictions may be made solely at the discretion of Pantheon’s Chief Compliance Officer and Global Compliance Director.

•	All US Pantheon Associates are designated as Access Persons.

Tab 6 – Personal Securities Accounts and Transaction Reporting

In addition to the requirements outlined within this Russell U.S. Code of Ethics, the following additional requirements shall apply:

•

Pantheon Associates who maintain Discretionary Accounts shall provide copies of their current Discretionary Advisory Agreements to Pantheon’s Compliance Department, rather than to Russell’s Enterprise Compliance Management department.

•

Pantheon associates may not buy or sell any security on Pantheon’s Restricted Companies or Public Companies lists. Pantheon Associates’ pre-clearance requests for trades in these securities will receive system-generated notices denying permission to trade in the security.

•

Prior to seeking pre-approval for a personal trade, Pantheon Associates must consult the PIMMS database to see whether the company is a current underlying portfolio company. Pantheon Associates may not sell a security that is listed as a current underlying portfolio company in Pantheon’s PIMMS database until one day after such company ceases to be a portfolio company. Prior to receiving pre-approval for a sale of a security from the PTA system, Pantheon Associates must certify that such security is not an underlying portfolio company.

•

Pantheon Associates may not buy or sell securities of Pantheon International Participations PLC without the prior approval of Pantheon’s Compliance Department. Prior to receiving pre-approval for a trade in PIP from the PTA system, Pantheon Associates must certify that such trade has been approved by Pantheon’s Compliance Department.

•	Pantheon Associates shall make the following certifications on the PTA system prior to receiving pre-approval for a trade:

•	The trade request is not based on non-public information;

•	To the best of the Associate’s knowledge, the trade does not conflict with any current investment activity of any Pantheon client or fund;

•	If the trade is a sale, the security is not a current underlying portfolio company in the PIMMS database; and

•	If the trade involves Pantheon International Participations PLC, the Associate has obtained the prior approval of Pantheon’s Compliance Department.

TAB 10 – Corporate Anti-Money Laundering Statement

Pantheon Associates shall be subject to Pantheon’s “Policy and Statement Regarding Money Laundering.”